Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-126066, 333-132749, 333-138715 and 333-158923 on Form S-8 and in Registration Statement No. 333-148406 and 333-152854 on Form S-3 of our reports dated March 14, 2011, relating to the consolidated financial statements and financial statement schedule of Lincoln Educational Services Corporation and subsidiaries, and the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Lincoln Educational Services Corporation for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
March 14, 2011